SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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Key Technology, Inc.

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150 Avery Street

Walla Walla, Washington 99362

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on February 8, 2006

To our Shareholders:

The 2006 Annual Meeting of Shareholders of Key Technology, Inc. will be held beginning at 8:00 a.m. on Wednesday, February 8, 2006 at the offices of the Company, 150 Avery Street, Walla Walla, Washington, for the following purposes:

1.	To elect two directors of the Company;

2.	To consider proposed amendments to the 2003 Restated Employees’ Stock Incentive Plan;

3.	To ratify the selection of the independent registered public accountants for fiscal 2006; and

4.	To transact such other business as may properly come before the Annual Meeting.

Only holders of record of the Company’s Common Stock at the close of business on December 2, 2005 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy. The accompanying form of proxy is solicited by the Board of Directors of the Company.

By order of the Board of Directors,

Gordon Wicher
Secretary

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Walla Walla, Washington

January 6, 2006

150 Avery Street

Walla Walla, Washington 99362

PROXY STATEMENT

2006 Annual Meeting of Shareholders

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Key Technology, Inc. (the “Company”) of proxies to be voted at the 2006 Annual Meeting of Shareholders of the Company to be held beginning at 8:00 a.m. on Wednesday, February 8, 2006 at the Company’s executive offices located at 150 Avery Street, Walla Walla, Washington, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares represented thereby will be voted as instructed on the proxy. If no instructions are given, shares will be voted for the nominees for election as director and for the ratification of the selection of the independent registered public accountants. The persons named as proxies will use their discretionary authority on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the Annual Meeting. The cost of soliciting proxies will be borne by the Company. American Stock Transfer & Trust Company has been retained by the Company to act as registrar and transfer agent, in return for which the Company pays a monthly fee of $833.00. Its services also include the solicitation of voted proxies from brokers, nominees, institutions and individuals. In addition to solicitation by mail, proxies may be solicited personally, without additional compensation, by the Company’s officers and employees or by telephone, facsimile, electronic transmission or express mail. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about January 6, 2006.

VOTING

Holders of record of the Company’s Common Stock on December 2, 2005 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 5,353,909 shares of Common Stock outstanding and entitled to vote. A majority of outstanding shares as of December 2, 2005, or 2,676,955 shares, will constitute a quorum for the transaction of business at the Annual Meeting. Each share of Common Stock entitles the holder to one vote in the election of directors and on any other matter that may properly come before the meeting. Abstentions and broker non-votes will be counted toward the quorum requirement for the Annual Meeting, but will not be counted for or against any proposal. Directors are elected by a plurality of the votes cast by holders of the shares entitled to vote in the election at a meeting at which a quorum is present. All other matters will be approved if the number of votes cast by such holders in favor of the proposal exceeds the number of votes cast opposing the proposal. Shareholders are not entitled to cumulative voting in the election of directors or with respect to any other matter.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently comprises six directors. The directors are divided into three classes, each consisting of two directors. One class is elected each year for a three-year term. In view of the resignation of Mr. Morton as director, the Board of Directors has resolved effective January 1, 2006 to reduce the number of board positions from six to five.

The two nominees recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors for election as directors at this year’s Annual Meeting, to serve until the Annual Meeting of Shareholders in 2009 or until their respective successors are elected and qualified, are Michael L. Shannon and Donald A. Washburn.

Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees.

If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominee named without nomination of a substitute, or the number of directors on the Board may be reduced accordingly. The Board of Directors has no reason to believe that either of the nominees will be unwilling or unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Messrs. Shannon and Washburn.

The following table sets forth certain information about each nominee for election to the Company’s Board of Directors, each continuing director and each executive officer who is not also a director. Stock ownership information is shown elsewhere in this Proxy Statement under the heading “Principal Shareholders - Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals. The table below sets forth the following information about the directors and officers, and one other significant employee, of the Company, as of December 2, 2005: (i) name and age; (ii) all positions and offices held with the Company; (iii) the period of service as a director or officer of the Company; and (iv) the expiration of his current term as a director of the Company.

Name	Age	Positions	Has Been a Director or Officer Since	Expiration of Current Term
Nominees for Election
Michael L. Shannon * **	55	Director	2000	2006
Donald A. Washburn † * **	61	Director	2003	2006

Name	Age	Positions	Has Been a Director or Officer Since	Expiration of Current Term
Directors Continuing in Office
John E. Pelo † **	49	Director	1998	2007
Charles H. Stonecipher † **	44	Director	2004	2007
Thomas C. Madsen	58	Chairman	1982	2008

Additional Officers
John C. Boutsikaris	57	Senior Vice President of Sales and Marketing	2005
Ronald W. Burgess	57	Senior Vice President and Chief Financial Officer	2005
Craig T. J. Miller	55	Senior Vice President and General Manager of Aftermarket Business	2005
Gordon Wicher	59	Secretary and Senior Vice President and General Manager of Americas and Asia	1982

Other Significant Employee
James D. Ruff	41	Managing Director of Key Technology B.V.	2004

†	Member of the Audit Committee.

*	Member of the Compensation Committee.

**	Member of the Nominating and Corporate Governance Committee.

Nominees for Election

Mr. Shannon has been a director of the Company since 2000. He has served as principal of The General Counsel Law Firm since 1994. From 1995 to 2004, he served as Chairman and Chief Executive Officer of Data Access Technologies, Inc., a software company, and was Chief Operating Officer of DNA, a developer and marketer of office furniture, from 2001 to 2003. Between 1985 and 1989, he served as Associate General Counsel for the Santa Fe International Corporation and, from 1989 to 1993, served as Senior Vice President, General Counsel and Secretary of that company. From 1976 to 1985, he practiced law with the firm of McCutchen, Black, Verleger, and Shea, becoming a partner in 1984.

Mr. Washburn has been a director of the Company since 2003. He served as an Executive Vice President of Northwest Airlines, Inc. from 1995 to 1998, and as a Senior Vice President from 1990 to 1995. He also served as Chairman and President of Northwest Cargo, a wholly-owned subsidiary of Northwest Airlines, Inc., from 1997 to 1998. Mr. Washburn served as Senior Vice President, responsible for worldwide real estate development and acquisition activities, from 1984 to 1989 for Marriott Corporation, and as Executive Vice President, with general management responsibility for the Courtyard Hotel Division, from 1989 to 1990. Currently, Mr. Washburn serves as a trustee of LaSalle Hotel

Properties, a real estate investment trust company. Mr. Washburn also serves as a director of The Greenbrier Companies, Inc., a supplier of transportation equipment and services to the railroad and related industries, and he is a director of Amedisys, Inc., a multi-state provider of home healthcare nursing services.

Directors Continuing in Office

Mr. Madsen has been Chairman of the Board since 2000, and has been a director of the Company since 1982. He has served as a consultant to the Company since January 2004. He served as Chief Executive Officer from 1982 to 2003, and as President from 1982 to 2001. Mr. Madsen served in various executive capacities with the Company’s predecessor beginning in 1972, including President from 1980 to 1983, Vice President of Operations from 1979 to 1980, and Vice President of Engineering from 1975 to 1979.

Mr. Pelo has served as a director of the Company since 1998. He has been President and Chief Executive Officer of Swire Coca-Cola USA, a subsidiary of Swire Pacific Ltd., since 1996. Swire Pacific is a diversified holding company with real estate, shipping, airline, trading, and soft drink interests in Asia and North America. Between 1984 and 1996, he served as General Manager of one of Swire’s soft drink operations in the United States.

Mr. Stonecipher has been a director of the Company since 2004. He has served as Executive Vice President of Product Development and Strategy for Advanced Digital Information Corporation (“ADIC”), a supplier of data storage solutions for client server computing networks, since 2004. Mr. Stonecipher served as President of ADIC from 1997 to 2004, as Chief Financial Officer from 1995 to 2003, and as Senior Vice President from 1995 to 1997. Between 1994 and 1995, he served as Vice President of Finance and Administration, and as Chief Financial Officer, of Interpoint Corporation, an electronic technology company. From 1989 to 1994, he worked as a manager at Bain & Company, a global business consulting firm.

Additional Officers

Mr. Boutsikaris has been Senior Vice President of Sales and Marketing of the Company since August 2005. He served as Executive Vice President of Worldwide Sales and Marketing for Pemstar Corporation, a global electronic development and manufacturing services company, from 2004 to 2005. From 1992 to 2003, he was employed by Agilent Technologies/Hewlett-Packard, a communications, electronics, life sciences and chemical analysis company, in various capacities including Vice President of the Worldwide Channel Partner Unit from 2001 to 2003, Worldwide Manager of the Channel Partner Program from 1997 to 2001, Americas Region Manager of the Channel Partner Program from 1995 to 1997, and Major Accounts Manager from 1992 to 1995.

Mr. Burgess has been Senior Vice President and Chief Financial Officer of the Company since March 2005. He was employed by Roseburg Forest Products Company, a private integrated forest products company, from 1998 to 2004, serving as Vice President of Finance and Chief Financial Officer from 1999 to 2004, and as Corporate Controller from 1998 to 1999.

Mr. Miller has been Senior Vice President and General Manager of Aftermarket Business of the Company since February 2005. From 2001 to 2005, he served as President and Chief Executive Officer of Solance Technologies, Inc., a software startup company developing control and automation software for electronic instruments. He was employed by Fluke Corporation, a manufacturer of electronic test and measurement instruments, from 1984 to 2000, serving in various positions, including Vice President of

Sales and Marketing from 1998 to 2000, Vice President of Marketing from 1996 to 1998, Marketing Director of the Service Tools Division from 1995 to 1996, Sales and Marketing Manager for European Operations from 1993 to 1995, and General Manager of Intercontinental Operations from 1984 to 1993.

Mr. Wicher has been Secretary of the Company since 1982, and served as a director from 1982 to 2004. He has served as Senior Vice President and General Manager of Americas and Asia for the Company since February 2005. From 2001 to 2005, he served as Vice President of Operations, and from 1996 to 2001 as Vice President-General Manager of the Process Systems division. He served as Vice President of Manufacturing from 1991 to 1996, and as Chief Financial Officer from 1983 to 1994. Mr. Wicher served as Controller of the Company’s predecessor from 1980 to 1983.

Other Significant Employee

Mr. Ruff was appointed in 2004 as Managing Director of Key Technology B.V., a subsidiary of the Company located in Beusichem, the Netherlands. He served the Company as Engineering Manager from 2002 to 2004, and as Project Engineering Manager for Specialized Conveying Systems from 1999 to 2002. Between 1996 and 1999, Mr. Ruff completed a special assignment in the Netherlands as Engineering Manager of Key Technology B.V. From 1993 to 1996, he served as Project Engineering Manager of the Company.

During fiscal 2005, the Board of Directors held seven meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he was a member during the period of such director’s service during fiscal 2005.

The Board of Directors does not currently have a policy with regard to the attendance of board members at its annual meeting of shareholders. All six of the directors of the Company then-serving attended the Company’s 2005 Annual Meeting of Shareholders.

The Board of Directors has determined that a majority of its directors presently meet the independence standards established under the applicable rules of The Nasdaq Stock Market. These directors are Messrs. Pelo, Shannon, Stonecipher and Washburn.

The Audit Committee consists of three members: Mr. Pelo, Chairman, Mr. Stonecipher, and Mr. Washburn. All of the Audit Committee members are independent, as defined under the rules of The Nasdaq Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors, which was provided to shareholders as Appendix B to the Company’s Proxy Statement prepared in connection with the 2004 Annual Meeting of Shareholders and is available on the Company’s website at www.key.net. The function of the Audit Committee is to review the performance and recommend to the Board of Directors the appointment of the Company’s independent registered public accountants, to review and approve the scope and proposed cost of the yearly audit, to review the financial information provided to shareholders and others, to review the Company’s internal controls, and to consult with and review recommendations made by the Company’s independent registered public accountants with respect to financial statements, financial records and internal controls, and to make such other recommendations to the Board of Directors as it deems appropriate from time-to-time. The Audit Committee met fourteen times during fiscal 2005.

The Compensation Committee consists of two members: Mr. Shannon, Chairman, and Mr. Washburn. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. The Compensation Committee is charged with reviewing and approving corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and determining and approving the compensation level of the Chief Executive Officer based on this evaluation. The Compensation Committee is also charged with, among other matters, considering and making recommendations to the Board of Directors regarding the compensation of the senior executives of the Company; and considering, reviewing and granting awards under stock incentive plans and administering such plans. The Compensation Committee met three times during fiscal 2005.

The Nominating and Corporate Governance Committee consists of four members: Mr. Washburn, Chairman, Mr. Pelo, Mr. Shannon, and Mr. Stonecipher, all of whom were appointed by the full Board of Directors and are independent directors as defined under the rules of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. The Nominating and Corporate Governance Committee met twice during fiscal 2005.

The Nominating and Corporate Governance Committee receives suggestions for potential director nominees from many sources, including members of the Board, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Nominating and Corporate Governance Committee in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group will be reviewed and considered by the Nominating and Corporate Governance Committee in the same manner as all other candidates.

Qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. The Nominating and Corporate Governance Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its shareholders. The Nominating and Corporate Governance Committee, in addition to any other board members as may be desirable, evaluate potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing such other information as may be deemed relevant. Candidates whose evaluations are favorable are then chosen by a majority of the members of the Nominating and Corporate Governance Committee to be recommended for selection by the Board of Directors. The Board of Directors selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting. The Company does not currently employ an executive search firm, or pay a fee to any third party to locate qualified candidates for director positions.

A shareholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected shall submit a written notice of his or her nomination of a candidate to the Company’s Secretary at its principal executive offices. The submission must be received at the Company’s principal executive offices not less than 120 calendar days before the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. For the 2007 annual meeting, this date would be September 8, 2006. However, if the Company did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials.

A shareholder’s notice to the Secretary in order to be valid must set forth (i) the name and address, as they appear on the Company’s books, of the shareholder nominating such candidate; (ii) the class and number of shares of the Company which are beneficially owned by the shareholder; (iii) the name, age, business address and residence address of each nominee proposed in the notice; (iv) the principal occupation or employment of the nominee; (v) the class and number of shares of the Company stock beneficially owned by the nominee, if any; (vi) a description of all arrangements or understandings between the shareholder and each nominee and any other persons pursuant to which the shareholder is making the nomination; and (vii) any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Compensation of Directors

Any member of the Board of Directors who is an employee of the Company is not separately compensated for serving on the Board of Directors. For fiscal year 2005, independent directors were paid an annual retainer of $12,000 plus reimbursement of expenses. To reflect the additional responsibilities of the chairman of the Audit Committee, the chairman of the Audit Committee received an additional annual retainer of $2,500. Subject to the terms of the Company’s 2003 Restated Employees’ Stock Incentive Plan, independent directors were awarded annual non-statutory stock options to purchase 5,000 shares of Common Stock of the Company at the current market price on the date of grant. Mr. Madsen, who is a consultant to the Company, was also granted an annual non-statutory stock option to purchase 5,000 shares of Common Stock at the current market price on the date of grant. The annual grants vest on the first anniversary of the date of grant. The Board of Directors has proposed to amend the compensation of the Company’s directors as described under Proposal 2 below.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On July 14, 2003, the Company entered into a Consulting Agreement with Thomas C. Madsen to be in effect from January 1, 2004 through December 31, 2006. The agreement provides for a monthly fee of $6,250 to be paid to Mr. Madsen, wherein Mr. Madsen, as an independent contractor, is responsible for all attributable taxes. The agreement contains a non-compete provision whereby Mr. Madsen will not solicit for hire or assist others in the solicitation for hire of any employees of the Company, or engage in any activity, whether directly or through or on behalf of one or more entities or other persons, that competes directly or indirectly with any product or service provided by the Company to its customers in any geographic region then served by the Company.

EXECUTIVE COMPENSATION

Cash and Non-Cash Compensation Paid to Certain Executive Officers

The following table sets forth, for the fiscal years ended September 30, 2005, 2004 and 2003, compensation information with respect to the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers in fiscal 2005.

Summary Compensation Table

Name and Principal Position	Annual Compensation						Long-Term Compensation Awards
	Year	Salary (1) ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards(2) ($)	Securities Underlying Options/SARs (#)	All Other Compensation ($)
Kirk W. Morton Former President and Chief Executive Officer (3)	2005 2004 2003	228,460 219,999 202,307	13,200 101 85,000	(5)	* * *		620,550 0 0	0 0 20,000	8,130 18,702 8,249	(4) (4) (4)

Gordon Wicher Senior Vice President and General Manager of Americas and Asia	2005 2004 2003	193,846 185,001 178,162	8,000 101 52,500		* * *		241,325 0 0	0 0 7,500	7,463 18,309 7,874	(6) (6) (6)

Rodney W. Larson Former Vice President of Sales and Marketing (7)	2005 2004 2003	103,241 185,001 162,884	0 101 52,500		11,466 * *	(8)	0 0 0	0 0 7,500	4,437 18,894 6,668	(9) (9) (9)

Ronald W. Burgess Senior Vice President and Chief Financial Officer (10)	2005	111,539	35,000	(11)	*		413,700	0	419	(12)

Craig T. J. Miller Senior Vice President and General Manager of Aftermarket Business (13)	2005	111,058	65,500	(14)	*		413,700	0	653	(15)

*	Benefits and perquisites received totaled less than 10% of combined salary and bonus.

(1)	Includes amounts deferred by the executive officers under the Company’s Profit Sharing and 401(k) Plan.

(2)	On September 6, 2005, Mr. Morton received an award of 45,000 shares of common stock, Mr. Wicher received an award of 17,500 shares of common stock, Mr. Burgess received an award of 30,000 shares of common stock and Mr. Miller received an award of 30,000 shares of common stock. The dollar values disclosed above are based on the average price of the Company’s common stock on September 6, 2005 of $13.785 per share. The restrictions on the shares of restricted stock awarded lapse between two and three years from the date of award, depending with respect to a portion of the restricted shares awarded to each individual on the achievement of certain performance criteria. Cash dividends, if any, paid during the restriction period on the restricted shares will be paid directly to the recipient.

(3)	Mr. Morton resigned from all of his positions with the Company, including his positions of President, Chief Executive Officer and Director, effective December 31, 2005.

(4)	Consists of the following: $7,950, $18,522, and $8,069 contributed by the Company under its Profit Sharing and 401(k) Plan in 2005, 2004, and 2003, respectively, and term life insurance premiums of $180 in 2005, 2004, and 2003, respectively.

(5)	Consists of a one-time bonus in the amount of $15,000 awarded outside of the Management Incentive Plan to Mr. Morton upon his appointment as CEO, and a bonus in the amount of $70,000 as part of the 2003 Management Incentive Plan distribution.

(6)	Consists of the following: $6,689, $17,535, and $7,100 contributed by the Company under its Profit Sharing and 401(k) Plan in 2005, 2004 and 2003, respectively, and term life insurance premiums of $774 in 2005, 2004 and 2003, respectively.

(7)	Mr. Larson resigned in April 2005.

(8)	Represents unused vacation paid upon resignation.

(9)	Consists of the following: $4,347, $18,624, and $6,417 contributed by the Company under its Profit Sharing and 401(k) Plan in 2005, 2004 and 2003, respectively, and term life insurance premiums of $90, $270, and $251 in 2005, 2004 and 2003, respectively.

(10)	Mr. Burgess joined the Company in March 2005

(11)	Includes a one-time relocation bonus in the amount of $25,000 awarded outside of the Management Incentive Plan, and a bonus in the amount of $10,000 as part of the 2005 Management Incentive Plan distribution.

(12)	Represents term life insurance premium of $419.

(13)	Mr. Miller joined the Company in February 2005.

(14)	Includes a one-time relocation bonus in the amount of $25,000 awarded outside of the Management Incentive Plan, and a bonus in the amount of $40,500 as part of the 2005 Management Incentive Plan distribution.

(15)	Represents term life insurance premium of $653.

Stock Options Granted to Certain Executive Officers During Fiscal 2005

During fiscal 2005, no options for the purchase of the Company’s Common Stock were awarded to the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company.

Stock Option Exercises During Fiscal 2005

The following table sets forth certain information regarding aggregated option exercises in fiscal 2005 and fiscal 2005 year-end option/SAR values for the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL 2005

AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the- Money Options/SARs at FY- End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Kirk W. Morton	10,000	40,200	17,500	12,500	$100,093	$68,000
Gordon Wicher	20,000	64,717	54,375	5,625	$116,625	$37,875
Rodney W. Larson	18,556	36,509	0	0
Ronald W. Burgess	0	0	0	0
Craig T. J. Miller	0	0	0	0

(1)	The dollar values were calculated by determining the difference between the closing market price of the securities underlying the options of $14.20 at fiscal year end, September 30, 2005, and the exercise price of the options.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

With respect to fiscal 2005, the Compensation Committee of the Board of Directors reviewed and assumed responsibility for oversight of the determination of the salary, incentive and stock option or restricted stock compensation for the executive officers of the Company. The two members of the Compensation Committee were not eligible to participate in any of the Company’s incentive compensation plans in fiscal 2005, but did receive nondiscretionary grants under the Company’s 2003 Restated Employees’ Stock Incentive Plan. Mr. Morton made recommendations to the members of the Compensation Committee regarding the compensation of the other executive officers of the Company, but did not participate in the determination of his own compensation. As used in this report, the term “Compensation Committee” refers to Messrs. Shannon and Washburn.

It is the Company’s policy to offer competitive compensation opportunities for its employees based on a combination of factors, including corporate performance and the individual’s personal contribution to the business. There are three basic elements to executive officer compensation: base salary, management incentive compensation, and stock incentives in the form of stock options granted at market value or restricted stock grants.

Base Salary

In reaching the determinations concerning fiscal 2005 executive officer base salaries, the Compensation Committee considered the recommendations of the Chief Executive Officer, individual performance, and the Company’s financial performance.

Management Incentive Compensation

The Company’s bonus program, in the form of its Management Incentive Plan, is designed to tie executive compensation to the Company’s performance. The program blends objective factors for funding the Management Incentive Plan with subjective evaluations of each participant’s contributions to the success of the Company.

In one component of the Company’s Management Incentive Plan, an annual goal is established for the measurement of Net Income as a percentage of sales. If this goal is met, employees who participate in this component of the Plan are eligible for an incentive payment that is a pre-determined percentage of their base salary. If the Company’s results exceed the minimum percentage, successively higher levels of return-on-sales lead to higher percentages of the individual’s base salary being paid in bonus. For fiscal year 2005, the Company’s Net Income did not meet the minimum percentage of sales required in order to trigger incentive payments under this portion of the Management Incentive Plan and no bonuses were paid under this part of the Plan.

The second component of the Company’s Management Incentive Plan is a goal-driven plan with individual objectives defined at the beginning of the fiscal year for each participant. These objectives relate to attainment of specific goals in the participant’s position or for major operating achievements. It is intended that the goals in this portion of the Plan are to be objective and quantifiable wherever possible. At the conclusion of the fiscal year, an assessment of the individual’s performance is completed by their manager and reviewed by the Chief Executive Officer, and a percentage of the individual’s base salary can be earned, subject to a maximum percentage for any individual participant. For fiscal year 2005, the Compensation Committee approved bonuses under the second component of the Management Incentive Plan in the amount of $242,790 for distribution to participants.

In addition to the Company’s Management Incentive Plan, certain senior executives participate in individual incentive plans tied to the performance of certain aspects of the Company’s business. These individual incentive plans are designed to be part of the executive’s basic compensation package and to place a percentage of the executive’s total compensation at risk to encourage achievement against measured quantitative goals. For fiscal 2005, Mr. Miller participated in such an individual plan.

Stock Incentive Compensation

The Compensation Committee believes that stock ownership by executive officers and key employees provides valuable incentives for such persons to benefit as the Company’s Common Stock price increases. The Compensation Committee also believes that stock option-based incentive compensation arrangements help align the interests of executives, employees and shareholders. To facilitate these objectives, the Compensation Committee, or the Board of Directors, since 1989, has, from time-to-time, awarded stock options to executive officers and key employees through the 2003 Restated Employees’ Stock Incentive Plan (“the Plan”) and predecessor plans. No stock options were awarded to the Chief Executive Officer or the other named executive officers in fiscal 2005.

The Compensation Committee also uses restricted stock as part of incentive compensation to align the interests of executive officers with those of the Company’s shareholders. Under the Plan, the Compensation Committee can determine to make equity incentive awards in the form of restricted stock grants, the restrictions on which lapse in future years, depending on the continued employment of the executive or the achievement of certain performance criteria. In fiscal 2005, the Board of Directors awarded an aggregate of 152,500 shares as restricted stock grants to four of the five named executive officers at the market value of the shares on the date of grant. The lapse of the restrictions on approximately one-third of the shares granted is contingent upon the continued employment of the executives for three years, and the lapse of the restrictions on the remaining two-thirds of the shares is contingent upon increases in the Company’s net earnings over a three-year period beginning in fiscal 2005. The Compensation Committee believes such awards of restricted stock provide the executives with a continuing stake in the long-term success of the Company.

Compensation of the Chief Executive Officer

Mr. Morton’s compensation was determined by the Compensation Committee using the same general philosophy and in the same manner as described for all executive officers, through base salary, management incentive compensation and stock option awards. In evaluating annual compensation for Mr. Morton, the Compensation Committee examined the operating performance of the Company for the prior year, as well as the projections and expectations for the current year. The Compensation Committee adopted an approach to Mr. Morton’s compensation that linked his total compensation to the Company’s performance through the use of net income from continuing operations as an important metric on both his annual incentive bonus and the longer-term compensation available to him in restricted stock. In fiscal 2005, Mr. Morton’s annual base salary remained at $220,000. In fiscal 2005, Mr. Morton was awarded $13,200 under the Management Incentive Plan. In addition, he was awarded 45,000 shares of restricted stock. The shares of restricted stock awarded to Mr. Morton will be forfeited on December 31, 2005, the effective date of his resignation from the Company, because he will not meet the conditions related to continued employment with the Company required to retain the shares.

The Compensation Committee believes that the policies and plans described above provide competitive levels of compensation and effectively link executive and shareholder interests. Moreover, the directors believe such policies and plans are consistent with the long-term investment objectives appropriate to the business in which the Company is engaged.

December 22, 2005

Respectfully submitted,

Michael L. Shannon, Chairman
Donald A. Washburn

STOCK PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG KEY TECHNOLOGY, INC., A PEER GROUP, THE RUSSELL MICROCAP INDEX

AND THE RUSSELL 2000 INDEX

TOTAL RETURN ANALYSIS*

	9/30/2000	9/30/2001	9/30/2002	9/30/2003	9/30/2004	9/30/2005
Key Technology	$100.00	$33.36	$56.85	$134.69	$127.67	$161.12
Peer Group	$100.00	$78.50	$74.92	$105.45	$157.97	$180.96
Russell Microcap	$100.00	$84.82	$79.96	$123.35	$141.67	$165.74
Russell 2000	$100.00	$78.87	$71.53	$97.63	$115.97	$136.79

PEER GROUP: Cognex Corp., Perceptron, Inc., Flir Systems, Inc., Flow International Corp., Elbit Vision Systems Ltd., PPT Vision, Inc., Robotic Vision Systems, Inc., FMC Technologies, Inc.

*	The Company believes that the Russell Microcap Index provides a more appropriate index for comparing the Company’s performance than the Russell 2000 Index. Beginning with the 2007 Proxy Statement, the Company will no longer include the Russell 2000 Index in the Stock Performance Graph, and will replace it with the Russell Microcap Index.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of December 2, 2005, with respect to the beneficial ownership of the Company’s Common Stock by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock, by each director or nominee for director, by each named executive officer, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares listed.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
Ronald W. Burgess	35,375		*
Rodney W. Larson	100		*
Thomas C. Madsen	467,241	(2)	8.6
Craig T. J. Miller	32,428		*
Kirk W. Morton	95,500	(2)	1.8
John E. Pelo	34,500	(2)	*
Michael L. Shannon	191,250	(2)	3.6
Charles H. Stonecipher	1,250	(2)	*
Donald A. Washburn	38,700	(2)	*
Gordon Wicher	253,271	(2)	4.7
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	615,083	(3)	11.5
Bank of America Fleet National Bank Columbia Management Group, Inc. Columbia Management Advisors, Inc. 100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255	550,217	(4)	10.3
All executive officers and directors as a group (11 persons)	1,179,615		21.3

*	Less than one percent.

(1)	Unless otherwise specified, the address for each beneficial owner is c/o Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362.

(2)	Includes shares of Common Stock purchasable under options exercisable within 60 days of December 2, 2005 in the following amounts:

Thomas C. Madsen	70,000	Charles H. Stoneciper	1,250
Kirk W. Morton	10,000	Donald A. Washburn	7,500
John E. Pelo	31,250	Gordon Wicher	54,375
Michael L. Shannon	21,250

(3)	Information is based solely on the Schedule 13G’s, dated January 31, 2005, filed with the Securities and Exchange Commission.

(4)	Information is based solely on the Schedule 13G’s, dated February 11, 2005, filed with the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Officers, directors and greater than ten percent beneficial owners are required by Commission regulations to furnish the Company with copies of all forms they file pursuant to

Section 16(a). Based solely on the Company’s review of the copies of such forms it received and written representations from reporting persons required to file reports under Section 16(a), the Company believes that all of the Section 16(a) filing requirements applicable to such persons were met during fiscal 2005, except that one report was filed late by Gordon Wicher relating to an option exercise of 5,000 shares.

PROPOSAL 2

CONSIDERATION OF AMENDMENTS TO

THE 2003 RESTATED EMPLOYEES’ STOCK INCENTIVE PLAN

The Company’s 2003 Restated Employees’ Stock Incentive Plan (the “Plan”) was originally adopted by the Board of Directors and approved by the shareholders of the Company in 1989, and has been subsequently amended and restated by the Board of Directors four times. The latest amendments to the Plan in 2003, approved by the shareholders in 2004, extend its term through December 15, 2013, authorize grants of restricted stock awards, and authorize the Compensation Committee of the Board of Directors to extend the exercise period of an option following the death or disability of an employee, as well as increase the number of shares authorized under the Plan by 100,000, bringing the aggregate total shares authorized under the Plan to 1,350,000.

The purpose of the Plan is to encourage officers, directors and employees of the Company to acquire or increase their proprietary interest in the Company and to promote a closer identity of interests between the Company’s officers, directors and employees and its shareholders. The Company believes the Plan provides incentives for the continued efforts of the participants and the continuity of their service to the Company. There are approximately five hundred employees and five directors who are eligible for participation in the Plan. The following summary of the amendment to the Plan is subject to the specific provisions contained in the full text of the Plan, as amended, set forth as Appendix A.

Summary of Amendment

On December 19, 2005, the Board of Directors adopted, subject to shareholder approval, Amendment No. 1 to the Plan, as amended and restated in 2003. The amendment deletes the terms of the Plan providing for automatic stock option awards to members of the Compensation Committee, and authorizes the discretionary award of shares of restricted stock to employee and non-employee members of the Board, including members who serve on the Compensation Committee. The amendment also makes certain administrative and clarifying changes with respect to Board authority to take actions under the Plan. As a result of recent guidance provided by the Financial Accounting Standards Board in connection with adoption of FAS 123R, the amendment lastly makes further administrative changes in the Plan with respect to determining the date of grant of awards.

Summary of Other Terms of the Plan

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has the responsibility to construe and interpret the Plan and to establish and amend such rules and regulations as it deems necessary or desirable for the proper administration of the Plan. The Compensation Committee may grant awards of restricted stock and stock options, which may be either incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options, meaning an option other than an incentive stock option.

Awards may be granted under the Plan to key employees, officers and directors of the Company and any subsidiary corporation. In determining the employees, officers and directors to whom awards shall be granted, and the number of restricted shares to be awarded or shares to be issued on the exercise of an option, the Compensation Committee takes into account the duties of the employees, officers and directors, their present and potential contributions to the success of the Company, and such other factors as the Committee deems relevant to accomplish the purposes of the Plan.

The Committee has the authority, subject to the terms of the Plan, to determine all terms of an option grant or restricted stock award, including the time or times at which awards shall be granted, vesting terms, the fair market value of restricted shares or shares under option from time-to-time, and the terms and provisions of the instruments evidencing awards, including any conditions to exercise or any restrictions which may be imposed applicable to the transfer of restricted shares or the shares to be acquired upon exercise of options. Generally, the Board of Directors of the Company may amend, modify or terminate the Plan at any time subject to the requirement for shareholder approval of certain material changes. If an option expires or terminates for any reason without having been fully exercised, the unpurchased shares will be available for other options awarded under the Plan. The Plan will terminate no later than December 15, 2013.

Certain options under the Plan are intended to qualify as “incentive stock options” for federal income tax purposes. Under the federal income tax laws in effect as of the date of this Proxy Statement, an option holder will recognize no income upon grant or exercise of an incentive stock option. If an option holder exercises an incentive stock option and does not dispose of the shares acquired within two years of the date of grant and within one year following the date of exercise, the later sales of the shares will qualify for capital gains treatment. If an option holder disposes of shares acquired upon exercise of an incentive stock option before either the one-year or the two-year holding period (a “disqualifying disposition”), the option holder will recognize compensation income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition will be eligible for capital gains treatment.

The Company generally will not be allowed any deduction for federal income tax purposes at either the time of grant or the time or exercise of an incentive stock option. However, upon any disqualifying disposition by an employee, the Company will be entitled to a deduction to the extent the employee recognized compensation income.

Certain options under the Plan will be treated as “nonstatutory stock options” for federal income tax purposes. Under the federal income tax laws in effect as of the date of the Proxy Statement, no income is realized by the holder of a nonstatutory stock option until the option is exercised. At the time of exercise, the option holder will recognize ordinary income, and the Company will be entitled to a deduction, in the amount by which the fair market value of the shares acquired exceeds the exercise price at the time of exercise. The Company is required to withhold employment taxes on such income. Upon the sale of shares acquired upon exercise of a nonstatutory stock option, the option holder will receive capital gains treatment on the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise. Such capital gains treatment shall be short-term or long-term, depending on the length of time the shares were held.

Shares of restricted stock may be sold or awarded under the Plan for such consideration as the Committee may determine. Each award of restricted stock is subject to the terms of a restricted stock agreement, which may provide for vesting of the award, in full or in installments, upon satisfaction of specified conditions. Individual restricted stock agreements under the Plan need not be identical, and may provide for acceleration of vesting in the event of death, disability, retirement or other events.

Assuming a quorum is present, approval of the amendment to the Plan requires that the votes cast in favor of the amendment exceed the votes cast against the amendment. Abstentions and broker non-votes (the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter) will have the effect of neither a vote for nor a vote against the amendment.

The Board of Directors recommends a vote FOR approval of the amendment to the 2003 Restated

Employees’ Stock Incentive Plan.

AUDIT COMMITTEE REPORT AND OTHER RELATED MATTERS

Report of the Audit Committee of the Board of Directors

The information contained in this report shall not be deemed to be soliciting material, or to be filed with, or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee of the Board of Directors of Key Technology, Inc. comprises three non-employee directors who meet the independence standards of The Nasdaq Stock Market. The members of the Audit Committee are John E. Pelo, chairman, Charles H. Stonecipher and Donald A. Washburn. The Board has determined that Mr. Pelo qualifies as an “audit committee financial expert” under federal securities laws. The Audit Committee operates under a written charter adopted by the Board of Directors. Among other things, the Audit Committee recommends to the Board of Directors the selection of the Company’s independent registered public accountants (the “public accountants”). The Audit Committee has adopted a policy for the pre-approval of services provided by the public accountants.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the public accountants of the Company. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated audited financial statements separately with management and the Company’s public accountants. The Audit Committee discussed with the public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

The Company’s public accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the Company’s public accountants that firm’s independence and considered whether the non-audit services provided by the Company’s public accountants were compatible with maintaining the independence of such public accountants.

Based upon the Audit Committee’s discussion with management and the public accountants and the Audit Committee’s review of the representations of management and the report of the public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 filed with the Securities and Exchange Commission.

In compliance with the Sarbanes-Oxley Act, the Audit Committee has established procedures, including receipt, retention, and treatment of complaints, for confidential, anonymous reporting of employee concerns with regard to accounting controls or auditing matters.

December 22, 2005

Respectfully submitted,

John E. Pelo, Chairman
Charles H. Stonecipher
Donald A. Washburn

Fees Paid to Grant Thornton LLP and Deloitte & Touche LLP

The following table shows the fees paid by the Company for the audit and other services provided by Grant Thornton LLP and Deloitte & Touche LLP for fiscal years 2005 and 2004, respectively.

	FY 2005	FY 2004
Audit Fees	$47,330	$303,885
Audit-Related Fees	$0	$27,770
Tax Fees	$0	$43,186
All Other Fees	$0	$0

Totals	$47,330	$374,840

Audit services provided by Grant Thornton LLP for fiscal 2005 consisted primarily of the examination of the consolidated financial statements of the Company and two quarterly reviews of the interim financial statements. All of the services described above were approved by the Audit Committee.

Audit services provided by Deloitte & Touche LLP for fiscal 2004 consisted primarily of the examination of the consolidated financial statements of the Company and quarterly review of financial statements. “Audit-Related Fees” include, among other items, benefit plan audits. “Tax Fees” include charges primarily related to compliance services for international corporate income tax returns and for company employees living abroad. All of the services described above were approved by the Audit Committee.

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy provides for specific types of permitted services. The policy requires specific pre-approval of all permitted services. The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to a designated member the authority to address any requests for pre-approval of services between Audit Committee meetings, and the designated member must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Grant Thornton LLP as independent registered public accountants to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2006.

Change of Independent Registered Public Accountants

On March 25, 2005, the Audit Committee of the Board of Directors of the Company appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2005 and dismissed Deloitte & Touche LLP as the Company’s auditors for the 2005 fiscal year. Deloitte & Touche completed its engagement as the Company’s auditors for the 2004 fiscal year.

Deloitte & Touche’s reports on the Company’s consolidated financial statements for the fiscal years ended September 30, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report on the Company’s consolidated financial statements for the fiscal year ended September 30, 2004 made reference to the Company’s adoption of EITF No. 03-06 and SFAS No. 142; and the report on the Company’s consolidated financial statements for the fiscal year ended September 30, 2003 made reference to the Company’s adoption of SFAS No. 145 and SFAS No. 142.

In connection with the audits of the Company’s financial statements for each of the two fiscal years ended September 30, 2004 and 2003, there were no disagreements between the Company and Deloitte & Touche on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its report. During fiscal 2004 and 2003, there were no “reportable events” (as defined in Regulation S-K, Item 304 (a) (1) (v)).

During fiscal 2004 and 2003, and the period during fiscal 2005 preceding the date of engagement of Grant Thornton, the Company did not consult with Grant Thornton regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or any disagreement between the Company and Deloitte & Touche or any reportable event.

Grant Thornton LLP acted as independent registered public accountants for the Company for fiscal year 2005. A representative of Grant Thornton LLP is expected to be present at the Annual

Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for fiscal year 2006.

The Board of Directors recommends a vote FOR ratification of the selection of

Grant Thornton LLP as the Company’s independent registered public accountants for fiscal year 2006.

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented at the Annual Meeting.

Shareholders may only bring business before an Annual Meeting if the shareholder proceeds in compliance with the Company’s Restated Bylaws. For business to be properly brought before the 2006 Annual Meeting by a shareholder, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on January 9, 2006. The notice to the Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) a brief description of the business; (b) the shareholder’s name and address as they appear on the Company’s books; (c) the class and number of shares beneficially owned by the shareholder; and (d) any material interest of the shareholder in such business. The presiding officer at any Annual Meeting will determine whether any matter was properly brought before the meeting in accordance with the above provisions. If he should determine that any matter has not been properly brought before the meeting, he will so declare at the meeting and the matter will not be considered or acted upon.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

To be eligible for inclusion in the Company’s proxy materials for the 2007 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to complying with the shareholder eligibility and other requirements of the Securities and Exchange Commission’s rules governing such proposals, be received not later than September 8, 2006 by the Secretary of the Company at the Company’s principal executive offices, 150 Avery Street, Walla Walla, Washington 99362.

Any shareholder or other interested party desiring to communicate with the Board of Directors, or one or more members, or a particular committee, may do so by addressing their written correspondence to Key Technology, Inc., Board of Directors, c/o Corporate Secretary, at the Company’s principal executive offices, 150 Avery Street, Walla Walla, Washington 99362. The Secretary of the Company will promptly forward all such communications to the specified addressees, as appropriate.

It is important that your shares be represented at the meeting. Therefore, whether or not you expect to be present in person, you are respectfully requested to mark, sign and date the enclosed proxy and promptly return it in the enclosed envelope.

A copy of the Company’s 2005 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362.

By order of the Board of Directors,

Gordon Wicher
Secretary

Dated: January 6, 2006

APPENDIX A

Key Technology, Inc.

2003 RESTATED EMPLOYEES’ STOCK INCENTIVE PLAN

(As amended and restated as of December 19, 2005)

1.	Purpose.

This 2003 Restated Employees’ Stock Incentive Plan (the “Plan”) is designed to encourage key employees of Key Technology, Inc. (the “Company”) and any subsidiary corporations to acquire or increase a proprietary interest in the Company, and thus to share in the future success of the Company’s business. Subsidiary corporation means any corporation in which 50% or more of the outstanding shares of capital stock are owned by the Company. The Plan is intended to attract and retain outstanding personnel who are in a position to make important and direct contributions to the success of the Company and to promote a closer identity of interests between the Company’s key employees and its shareholders. The Plan was initially adopted in 1996 and was subsequently amended and was restated in 2000. The Plan is amended and restated as of December 15, 2003 in part to provide for an extended termination date, a reauthorized number of shares reserved for issuance hereunder, and the award of restricted stock grants in addition to the award of stock options.

2.	Scope and Duration of the Plan.

There will be reserved for issuance to eligible participants a total of 1,350,000 shares of the Company’s authorized Common Stock pursuant to the exercise of options presently outstanding and previously granted under this Plan prior to restatement and exercises of new options granted and restricted stock grants awarded under the Plan after the date hereof. If an option expires or terminates for any reason without having been fully exercised, the unpurchased shares will be available for other options awarded under the Plan. If a restricted stock award is forfeited, in part or in full, the forfeited shares will again be available for issuance under the Plan. Unless the Plan is terminated earlier pursuant to Section 8, it shall terminate on December 15, 2013 and no option or restricted stock award shall be granted under the Plan after that date.

3.	Administration.

The Plan is administered by the Compensation Committee of the Board of Directors (the “Board”), which shall be comprised solely of “Non-Employee Directors” as defined in Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934 (the “Committee”).

The Committee has the responsibility to construe and interpret the Plan and to establish and amend such rules and regulations as it deems necessary or desirable for the proper administration of the Plan. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, interpretation and administration of the Plan, shall, to the extent permitted by law, be within its absolute discretion, but subject to the express provisions of the Plan. Decisions of the Committee shall be conclusive and binding upon all recipients of options and restricted stock awards and any person claiming under or through any recipient of an option or restricted stock award.

The Committee has the authority, subject to the terms of the Plan, to determine which persons are eligible for options and restricted stock awards and those to whom options or restricted stock awards shall be granted, the type of grant to be awarded, the number of shares to be covered by each option or restricted stock award, the time or times at which options or restricted stock awards shall be granted, the fair market value of shares under option or restricted stock award from time to time, and the terms and provisions of the instruments evidencing options and restricted stock awards, including any conditions to exercise, repurchase rights, or any restrictions which may be imposed applicable to the transfer of the shares to be acquired upon exercise of options or pursuant to restricted stock awards. The Board may take any action which the Committee is authorized to take under the terms of the Plan.

4.	Eligible Employees.

4.1 Awards Generally. Options and restricted stock awards may be granted to employees and to directors of the Company and any present or future subsidiary corporations. In determining the employees to whom options and restricted stock awards shall be granted, and the number of shares to be issued on the exercise of an option or the number of shares of restricted stock to be granted, the Committee shall take into account the duties of the employees, their present and potential contributions to the success of the Company, and such other factors as the Committee deems relevant to accomplish the purposes of the Plan.

4.2 Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company or any subsidiary corporation. An Incentive Stock Option cannot be granted to an employee who, at the time such option is granted, owns directly or beneficially more than 10% of the total combined voting power of all classes of stock of the employer corporation or its parent or any subsidiary. This limitation shall not apply if, at the time such Incentive Stock Option is granted, the option price is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.	Stock Options.

5.1 Types of Grants. The Committee may grant either Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or Nonstatutory Stock Options. The Committee has the sole discretion in deciding which options, if any, shall constitute Incentive Stock Options. For options granted under this Plan, the Committee shall clearly identify each such option as an Incentive Stock Option or Nonstatutory Stock Option. Any option not clearly identified as an Incentive Stock Option shall be deemed a Nonstatutory Stock Option. For purposes of the Plan (i) the term “Nonstatutory Stock Option” means an option other than an Incentive Stock Option and (ii) the term “employer corporation” means the corporation of which an individual granted an Incentive Stock Option is an employee.

5.2 Option Price. The price of the shares of Common Stock to be issued on exercise of an option shall be determined by the Committee, and in the case of an Incentive Stock Option, shall be not less than the fair market value of the shares on the date the option is granted. Fair market value of the shares under option shall be determined by the Committee at the time of each grant of stock options under the Plan.

5.3 Term of Options. The term of each option shall be determined by the Committee, but shall not be for more than ten years from the date the option is granted and may be subject to earlier expiration as provided in Sections 5.9 and 5.10. Each option shall recite the date on which the exercise period expires.

5.4 Limitation on Amount of Incentive Stock Options. In no event shall the aggregate fair market value (determined at the time such options are granted) of the shares with respect to which the employee’s Incentive Stock Options first become exercisable during any calendar year under the Plan or under any other stock option plan of the employee’s employer corporation and its parent and subsidiary corporations exceed $100,000.

5.5 Exercise of Options. Subject to Section 8, an option held by an employee may be exercised only after an employee has remained in the continuous employment of the Company or a subsidiary corporation for one year after the date the option is granted. Thereafter, an option may be exercised at any time, or from time to time, in whole or in part, except that if an option by its terms is exercisable in installments, then the provisions of the option shall control. After becoming exercisable, if exercisable in installments, then each installment shall remain exercisable until termination or expiration of the option. The price of the shares shall be paid in full at the time of exercise in cash or, with the consent of the Committee, in whole or in part in shares of Common Stock of the Company, valued at fair market value. Fair market value shall be determined by the Committee. Except as provided in Sections 5.9 or 5.10, no option granted to an employee may be exercised unless the holder is then an employee of the Company or a subsidiary corporation. An employee shall not have any of the rights of a shareholder with respect to the shares to be issued on the exercise of an option until the shares are paid for and the stock certificate is delivered. Upon any exercise, prior to issuance and as a condition thereof the person exercising the option may be required to sign any form of subscription agreement then authorized by the Board for use in connection with shares purchased under this Plan. Such agreement may impose such restrictions and repurchase rights as the Board may determine.

5.6 Nontransferability of Nonstatutory Stock Options. Nonstatutory Stock Options granted under the Plan are not transferable, except by will or by the laws of descent and distribution, and may be exercised during the employee’s life only by the employee or, if incapacitated, by his guardian or legal representative. This section does not apply to Incentive Stock Options granted under the Plan.

5.7 Nontransferability of Incentive Stock Options. Incentive Stock Options granted under the Plan are not transferable by the optionee otherwise than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. Each Incentive Stock Option shall recite this restriction. This section does not apply to Nonstatutory Stock Options granted under the Plan.

5.8 Instruments Evidencing Options and Plan Log. The Committee, in granting options hereunder, may use such instruments and agreements to evidence such options as it may determine. All options to purchase shares of the Company which are granted under the Plan must be evidenced by an agreement signed by the employee to whom the option is awarded, all terms of which, to the extent not inconsistent with the terms of the Plan, shall be as determined by the Committee in awarding any such option. The Secretary of the Company shall keep with the Plan an official Plan Log listing the names of all employees to whom options have been granted, the date of the award, the number of shares covered by the option, the purchase price, the vesting schedule, if applicable, and the number of remaining eligible shares covered by the Plan.

5.9 Termination of Employment. If the employment of an employee to whom an option has been granted terminates for any reason other than death or physical disability, any option unexercised at the date of termination of employment shall expire except to the extent otherwise expressly authorized by the Committee. Whether an authorized leave of absence, military or governmental service, disability or temporary absence from employment for any other reason constitutes the termination of employment for purposes of the Plan shall be conclusively determined by the Committee.

5.10 Death or Disability of an Employee. If an employee to whom an option has been granted dies or becomes physically disabled while employed by the Company or by a subsidiary corporation, the option may only be exercised (to the extent that the employee was entitled to do so on the date of his death or disability) by his personal representative or beneficiary within 90 days after the date of death or termination of employment due to disability, and the option shall expire to the extent unexercised after such 90-day period except to the extent otherwise determined by the Committee.

6.	Restricted Stock Awards.

6.1 General. The Committee may grant restricted stock awards to eligible employees and directors under the Plan. Each grant of restricted stock shall be evidenced by a Restricted Stock Agreement between the recipient and the Company in such form as may be approved by the Committee from time to time. Shares of restricted stock awarded under the Plan shall be subject to all applicable terms of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan as the Committee may determine and as set forth in the respective Restricted Stock Agreements. The provisions of the individual Restricted Stock Agreements entered into with recipients of restricted stock awards under the Plan need not be identical.

6.2 Payment for Awards. Shares of restricted stock may be sold or awarded under the Plan for such consideration as the Committee may determine at the time of each award including without limitation past services, future services or cash.

6.3 Vesting Conditions. Shares of restricted stock awarded under the Plan may be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in event of the employee’s death, disability, retirement or other events.

6.4 Voting and Dividend Rights. The holders of shares of restricted stock awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Restricted Stock Agreement, however, may require that the holders of the shares of restricted stock invest any cash dividends received with respect to such shares in the purchase of additional shares of restricted stock. Such additional shares of any restricted stock so purchased shall be subject to the same conditions and restrictions as the award with respect to which the dividends were paid.

7.	Adjustments for Changes in Capitalization.

Notwithstanding any other provision of the Plan, in the event of changes in the outstanding shares of Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, reorganizations or liquidations, each instrument evidencing an option and each Restricted Stock Agreement may contain such provisions as the Committee determines to be appropriate for the adjustment of the number and class of shares covered by such option or restricted stock award, and as applicable the option exercise price. In the event of any such change in the outstanding shares of Common Stock of the Company, the aggregate number of shares available under the Plan shall be appropriately adjusted.

8.	Events Accelerating Exercise of Options or Vesting of Restricted Stock.

If the shares of Common Stock of the Company are changed into or exchanged for shares of stock of another corporation or are converted to cash pursuant to a plan of merger, partial or complete liquidation, or dissolution, the Board may in its discretion determine to make each option then outstanding be exercisable with respect to all or any portion of the shares of Common Stock covered thereby and without regard to the time the option has been outstanding, beginning with the date the Board approves or authorizes such change or conversion and ending two days prior to the effective date of such change or conversion. The Board may also, in its discretion, determine to make each share of restricted stock then subject to forfeiture be fully vested without regard to the satisfaction of the conditions specified in the Restricted Stock Agreement. If, after December 15, 2003, any of the shares of Common Stock of the Company becomes the subject of an acquisition requiring reporting under Sections 13(d)(1) or 14(d) of the Securities Act of 1934, the Board may at its discretion determine to make each option then outstanding be exercisable with respect to all or any portion of the shares of Common Stock covered thereby and without regard to the time the option has been outstanding, at any time thereafter, and may determine to make each share of restricted stock then subject to forfeiture be fully vested without regard to the satisfaction of the conditions specified in the Restricted Stock Agreement.

9.	Employment Rights.

Nothing in the Plan or any instrument evidencing an option or restricted stock award shall confer upon any employee any right to continue in the employment of the Company or any subsidiary corporation or shall be construed to interfere in any way with the right of the Company or any subsidiary corporation to terminate his employment at any time for any reason.

10.	Withholding Taxes.

To the extent required by applicable federal, state or local law, an employee or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied. To the extent that applicable law subjects an employee to tax withholding obligations, the Committee may permit such employee to satisfy all or part of such obligations by having the Company withhold all or a portion of any shares of Common Stock that otherwise would be issued to him or her or by surrendering all or a portion of any shares of Common Stock that he or she previously acquired. Such shares of Common Stock shall be valued at their fair market value on the date when they are withheld or surrendered.

11.	Amendment.

The Board has the right at any time to amend, modify or discontinue the Plan. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations, rules or requirements of any applicable governmental authority or listing organization governing the trading of the Company’s Stock. No amendment, modification or discontinuance adopted by the Board shall revoke or alter the terms of any valid option or restricted stock award previously granted in accordance with the Plan without the consent of the recipient of such award.

The Plan may also be amended or modified in any respect or discontinued with the approval of a majority of the shares present and entitled to vote at a shareholder meeting duly called for such purpose. However, no amendment, modification or discontinuance of the Plan may, without the consent of the employee to whom a valid option or restricted stock award has previously been granted, affect the rights of such employee under any outstanding option or restricted stock award.

The Plan, the grant and exercise of options, and the grant of restricted stock awards shall be subject to all applicable laws, regulations, rules and requirements of applicable authorities and organizations. Notwithstanding any provision of the Plan to the contrary, the Board may in its discretion make such changes in the Plan as may be required to conform the Plan to such laws, regulations, rules and requirements of applicable authorities and organizations, subject to the provisions of the first paragraph of this Section 11.

12.	Effectiveness of the Plan.

The Plan shall become effective only after it has been approved by the Board of Directors and subsequently approved, within one year from the date of adoption by the Board, at a shareholders meeting duly called for such purpose.

This 2003 Restated Employees’ Stock Incentive Plan, as amended, was adopted by the Board of Directors of Key Technology, Inc. on December 19, 2005.

PROXY

KEY TECHNOLOGY, INC.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting of Shareholders, February 8, 2006

The undersigned hereby appoints Thomas C. Madsen and Gordon Wicher, and each of them, proxies with full power of substitution, to represent and vote, as designated below, on behalf of the undersigned, all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of KEY TECHNOLOGY, INC. on February 8, 2006, and any adjournment or postponement thereof. A majority of the proxies or substitutes present at the meeting, or if only one person shall be present then that one, may exercise all powers granted hereby.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE Ù

Please mark your votes as indicated in this example.	☒

	FOR nominees listed (except as withheld)	WITHHOLD AUTHORITY to vote for nominees listed			FOR	AGAINST	ABSTAIN
PROPOSAL TO ELECT MICHAEL L. SHANNON AND DONALD A. WASHBURN AS DIRECTORS. (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE OUT THAT NOMINEE’S NAME ABOVE.):	☐	☐		PROPOSAL TO RATIFY SELECTION OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE 2006 FISCAL YEAR.	☐	☐	☐

PROPOSAL TO AMEND 2003 RESTATED EMPLOYEES’ STOCK INCENTIVE PLAN	FOR ☐	AGAINST ☐	ABSTAIN ☐	The shares represented by this proxy will be voted as specified on the above matters, but if no specification is made, this proxy will be voted for the election of the nominees for Director and for approval of the selection of independent registered public accountants. In addition, the proxies may vote in their discretion as to other matters as may properly come before the annual meeting, or any adjournments or postponements thereof.

Please mark, date, sign and return this proxy in the enclosed envelope.

Signature(s)	Dated:	______________,	2006
Please sign above exactly as your name or names appear on this card. If more than one name appears, all should sign. Persons signing as executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title.

Ù FOLD AND DETACH HERE Ù